Merrill Lynch Low Duration Fund

of

Merrill Lynch Investment Managers Funds, Inc.

File No. 811-10053

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2003, Merrill Lynch Low Duration Fund (the “Registrant”), a series of Merrill Lynch Investment Managers Funds, Inc., acquired substantially all of the assets and assumed substantially all of the liabilities of Mercury Low Duration Fund (“Mercury Low Duration”), a series of Mercury Funds II, File No. 811-4182.

At meetings of the Board of Trustees of Mercury Low Duration, held on December 10, 2002, and the Board of Directors of the Registrant and the Board of Trustees of Fund Asset Management Trust, held on December 10, 2002, the Boards of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”). The Reorganization will comprise the acquisition by the Registrant of substantially all of the assets of Mercury Low Duration (consisting primarily of all of Mercury Low Duration's beneficial interests in the Low Duration Portfolio of Fund Asset Management Trust) and the assumption by the Registrant of substantially all of the liabilities of Mercury Low Duration, in exchange solely for newly-issued shares of common stock of the Registrant, the subsequent distribution by Mercury Low Duration of such shares of common stock of the Registrant to the shareholders of Mercury Low Duration, and the termination of Mercury Low Duration as a series of Mercury Funds II under the Investment Company Act of 1940.

On January 10, 2003, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-102447 and 811-10053) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Mercury Low Duration.  The N-14 Registration Statement was declared effective by the Commission on February 9, 2003.  Post-effective Amendment No. 1 to the N-14 Registration Statement was filed on July 17, 2003.

On April 17, 2003, the shareholders of Mercury Low Duration approved the Reorganization at a special meeting of shareholders held for that purpose.  On June 16, 2003 (the “Reorganization Date”), pursuant to the Agreement, Mercury Low Duration transferred assets valued at $141,401,697.62  to the Registrant and received in exchange 13,538,726 Class A, Class B, Class C, and Class D shares of the Registrant comprised of 12,578,128 Class A shares, 148,849 Class B shares, 38,862 Class C shares and 772,887 Class D shares.  Such shares were then distributed to the shareholders of Mercury Low Duration on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Mercury Low Duration with the Securities and Exchange Commission.